 Nicor Inc.
Form 10-K
                                                          Exhibit 10.64

FINAL ALLOCATION AGREEMENT

This Final Allocation Agreement (“Agreement”) is entered into this 3rd day of January, 2008, by and between Northern Illinois Gas Company d/b/a Nicor Gas Company (“Nicor”) and Commonwealth Edison Company (“ComEd”) (each a “Utility,”and collectively, the “Utilities”), to reflect the Utilities’agreement concerning the final allocation of certain costs relating to particular former manufactured gas plant (“MGP”) sites (“Sites”) in Illinois.
WHEREAS, without admitting any liability, the Utilities entered into an Interim Cooperative Agreement dated October 28, 1993, and subsequently amended (“ICA”), to allow the Utilities to address certain issues at certain MGP Sites on an interim basis; and
WHEREAS, without admitting any liability, the Utilities have in the past incurred, and expect in the future to incur, Shared Costs relating to these MGP Sites; and
WHEREAS, the ICA provides for a Final Cost Allocation by negotiation or arbitration; and
WHEREAS, to obtain a Final Cost Allocation pursuant to the ICA, Nicor initiated arbitration that is currently pending and captioned Northern Illinois Gas Company v. Commonwealth Edison Company, CPR File No. G-06-26H (“Arbitration”); and
WHEREAS, the parties and the arbitration panel haveagreed that the Arbitration shall be stayed pending the Illinois Commerce Commission’s (“ICC”) approval of this Agreement; and

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        WHEREAS, the Utilities entered into a Memorandum of Understanding (“MOU”) on July 20, 2007, to reflect the Utilities’agreement in principle concerning the Final Cost Allocation of Shared Costs relating to these MGP Sites; and
WHEREAS, in the MOU, the Utilities agreed to use their best efforts and to act in good faith promptly to negotiate and execute this Agreement; and
WHEREAS, the Utilities have reached anAgreement, as detailed herein;
NOW THEREFORE, based on the covenants and mutual promises contained herein, Nicor and ComEd agree as follows:
1.	Definitions
1.1. The following terms, as used anywhere in this Agreement, have the same meaning that they have in the ICA: “Shared Costs,”“Final Cost Allocation,”and “Coordinator/Utility.”
2.	Final Cost Allocation

2.1.  Except as specified in paragraph 2.3, with respect to the Sites listed on Attachment A to this Agreement, the Final Cost Allocation shall be and shall result in Nicor being responsible for 51.73 percent, and ComEd being responsible for 48.27 percent, of any and all past and future Shared Costs.

2.2.  Except as specified in paragraph 2.3, with respect to the Sites listed on Attachment B to this Agreement, the Final Cost Allocation shall be and shall result in Nicor being responsible for 0 percent, and ComEd being responsible for 100 percent, of any and all past and future Shared Costs.  ComEd will become the Coordinator/Utility at any and all Sites listed on Attachment B other than the Site described on Attachment B as “MGP Site at Clinton and Jackson, Ottawa, Illinois.”

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2.3.  The parties recognize that there may be Shared Costs that do not relate exclusively either to the Sites listed on Attachment A or to the Sites listed on Attachment B, but rather relate to the Utilities’MGP remediation program in general (“Program Costs”).  Program Costs could include, by way of example and without limitation, costs associated with site prioritization, costs associated with jointly owned equipment and costs associated with producing documentation to provide general instructions to contractors relating to the site investigations and remediations.   TheFinal Cost Allocation shall be and shall result in Nicor being responsible for 50 percent, and ComEd being responsible for 50 percent, of any and all past and future Program Costs.

2.4.  On the date of ICC approval of this Agreement, to the extent that either Utility has paid more or less than the amounts determined by the percentages in paragraphs 2.1 through 2.3 of this Agreement, appropriate credits and debits, if required, will be made promptly to reflect the agreed upon percentage of each Utility’s Final Cost Allocation, as specified in paragraphs 2.1 through 2.3.  These credits and debits will be reflected in invoices for future remediation costs at Sites listed on Attachment A.

3.	ICC Approval

3.1.  This Agreement, including the prudence and reasonableness of the Final Cost Allocations set forth in section 2 and the indemnities set forth in section 5 below, is subject to and contingent upon approval by the ICC.

3.2.  The Utilities agree to use their best efforts, and to act in good faith, promptly to seek and obtain ICC approval of this Agreement, including the Final Cost Allocations and indemnities set forth herein.

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3.3.  In the event that the ICC does not approve this Agreement, including the Final Cost Allocations and indemnities set forth herein, this Agreement and the MOU shall be void,but the ICA shall remain in full force and effect.

3.4.  In the event that the ICC approves this Agreement, including the Final Cost Allocations and indemnities set forth herein, (a) this Agreement shall supersede the MOU, (b) this Agreement shall control in the event of any conflict between this Agreement and the MOUor any conflict between this Agreement and the ICA, and (c) the date of such approval shall be the Effective Date of this Agreement.

3.5.  If, before the ICC approvals contemplated by this Agreement become final and non-appealable, the Illinois General Assembly approves a change in Illinois law such that either party reasonably anticipates that it may be prevented by such change from obtaining, in whole or in part, recovery from customers of Shared Costs, then either party so potentially affected by such legislative action shall have the right to terminate the MOU and this Agreement, by giving notice of such termination to the other party within thirty (30) days of such change.  In the event of such termination, neither Utility shall have any continuing obligation under either the MOU or this Agreement.

4.	Pending Arbitration

4.1.  Upon execution of this Agreement, the Utilities will jointly request that the stay of Arbitration be continued pending the ICC’s review and approval of this Agreement, including the Final Cost Allocations and the indemnities set forth herein.

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4.2.  If and when a final Order of the ICC approving this Agreement, including the Final Cost Allocations and indemnities set forth herein,becomes non-appealable, the Utilities will request that the Arbitration be dismissed with prejudice.

4.3.  In the event the ICC does not approve this Agreement, including the Final Cost Allocations and indemnities set forth herein, or in the event of termination of this Agreement as provided in paragraph 3.5, either Utility may reinstate the Arbitration, in which case neither Utility will be deemed to have waived any claim, right, or defense as a result of the MOU or this Agreement, and neither the MOU nor this Agreement nor any communication or document related to either will be admissible in any way in any reinstated Arbitration.

5.	Release and Indemnity

5.1.  Effective upon a final Order of the ICC approving this Agreement, including the Final Cost Allocations and indemnities set forth herein, becoming non-appealable, each Utility releases the other from all claims for liability with respect to Shared Costs (other than as may arise out of the agreed Final Cost Allocations described in section 2 and except as may be necessary to effectuate the indemnities provided in paragraphs 5.2 and 5.3).

5.2.  Effective upon a final Order of the ICC approving this Agreement, including the Final Cost Allocations and indemnities set forth herein, becoming non-appealable, each Utility hereby indemnifies and agrees to defend and hold harmless the other against liability, including but not limited to any liability arising out of or relating to remediation, to any third party arising out of or relating to any of the Sites listed on Attachment A, for costs that are recoverable through the indemnifying party’s rider

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described hereafter (as such rider(s) may be amended from time to time): ComEd’s Rider ECR (Ill. C. C. No. 4, sheet nos. 438 through 440.2, filed Aug. 11, 2006) or Nicor’s Rider 12 (Ill. C. C. No. 16, sheet nos. 68-70, filed Sept. 30, 2005). The indemnification provided in this paragraph 5.2 is limited to the amount necessary to allow the Utilities to share in such third-party liability in the same proportion as the Final Cost Allocations set out in paragraph 2.1. The indemnification provided in this paragraph is in addition to any other indemnification rights, common law or otherwise, that the parties may have.

5.3.  Effective upon a final Order of the ICC approving this Agreement, including the Final Cost Allocations and indemnities set forth herein, becoming non-appealable, ComEd hereby indemnifies and agrees to defend and hold harmless Nicor against liability, including but not limited to any liability arising out of or relating to remediation, to any third party arising out of or relating to any of the Sites listed on Attachment B, for costs that are recoverable through ComEd’s Rider ECR (Ill. C. C. No. 4, sheet nos. 438 through 440.2, filed August 11, 2006), as such rider may be amended from time to time. The indemnification provided in this paragraph is in addition to any other indemnification rights, common law or otherwise, that the parties may have.

6.
Entire Agreement.  This Agreement and the Attachments to this Agreement (which are part of this Agreement) constitute the entire understanding of the Utilities with respect to this Agreement.  No modification may be made to this Agreement except one signed by both Utilities that expressly states that it modifies this Agreement.

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7.
Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of the Utilities; provided that neither Utility can assign its rights under this Agreement without the other Utility’s consent.

8.	Applicable Law. This Agreement shall be interpreted under the laws of the State of Illinois.
9.
Dispute Resolution. The parties agree to attempt to resolve any dispute arising out of or relating to this Agreement or its breach through good faith negotiation.  If good faith negotiation fails to resolve the dispute, then the parties agree to submit the dispute to non-binding mediation and acknowledge that the role of the mediator is not to render a decision, but to assist the parties in reaching a mutually acceptable resolution.  No party shall be bound by anything said or done in the course of mediation other than through an agreement in writing executed by both Utilities.  If mediation fails to settle the dispute, then the parties agree that the dispute shall be settled by arbitration under and in accordance with the ICA.

10.
Nonwaiver.  The Utilities do not admit liability at any of the Sites listed in Attachments A or B.  Except as otherwise provided in this Agreement, the Utilities do not waive any rights or defenses, including rights to seek recovery of any costs that are recoverable through their respective environmental-cost-recovery riders, as described in paragraph 5.2.

11.	Method of Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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Executed as of the date set forth above

COMMONWEALTH EDISON COMPANY

By            ___________________________________

___________________________________
    [print name and title]

NORTHERN ILLINOIS GAS COMPANY d/b/a Nicor Gas Company

By            ___________________________________

___________________________________
    [print name and title]

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ATTACHMENT A1
1.	Aurora Gas Light Company, River St. at North Avenue Bridge, Aurora
2.	Belvidere Gas, Light & Fuel, Locust Street, Belvidere
3.	Chicago Heights Gas Company, 17th & State Street, Chicago Heights
4.	Cicero gas Company, Lombard & Garfield, Oak Park
5.	Coal Products manufacturing Company, North Broadway, Lockport
6.	Freeport Gas, Light & Coke Company, Liberty & Jackson St., Freeport
7.	Geneseo Electric Light & Gas Company, Oakwood & First St., Geneseo
8.	Illinois Northern Utility Company, Market & 14th, DeKalb
9.	Illinois Northern Utilities Company, 227 Miller, Sterling
10.	Joliet Gaslight Company, Station B, North Broadway & Ingalls St., Joliet
11.	Kankakee Gas Company, Birch& Harrison St., Kankakee
12.	LaGrange Gas Company, 47th & Bluff St., LaGrange
13.	Lemont Gas, Light Company, Main & Lockport Rd., Lemont
14.	Lincoln Water, Light & Gas Company, Sangamon & Dacatur St., Lincoln
15.	Lockport Gas Company, 17th & I & M Canal, Lockport
16.	Mendota Gas Company, Fifth St. & Ninth Ave., Mendota
17.	Morris gas Company, Nettle & Jackson St., Morris
18.	Morrison Gas & Electric, Market & S. Orange, Morrison

1 The Utilities do not admit liability at any of these Sites.  Except as otherwise provided in this Final Allocation Agreement, the Utilities do not waive any rights or defenses, including rights to seek recovery of any costs that are recoverable through their respective environmental-cost-recovery riders, meaning ComEd’s Rider ECR and Nicor’s Rider 12.

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19.	Northwestern Gas, Light & Coke Company, 912 Clark St., Evanston
20.	Northwestern Gas, Light & Coke Company, Maple & Vermont, Blue Island
21.	Northwestern Gas, Light & Coke Co./Niles Center Station, Oakton St. & McCormick Blvd., Skokie
22.	Ottawa Gas, Light & Coke Company, Illinois & Walker St., Ottawa
23.	Pontiac Light & Water Company, Vermillion & Water St., Pontiac
24.	Streator Gas, Light & Coke Co., Water St. & Vermillion Rr., Streator

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ATTACHMENT B2
1.	MGP Site on Coal Gas Road, DuQuoin, Illinois
2.	MGP Site on Bluff Street, Joliet, Illinois
3.	MGP Site on Center Street, Geneseo, Illinois
4.	MGP Site at Clinton and Jackson, Ottawa, Illinois
5.	Dixon I (2nd St.)
6.	Dixon II (River & Perry)
7.	DuQuoin (Chestnut)
8.	Elgin TDC-570-0044
9.	Kenilworth
10.	Mendota (Main St.)
11.	Murphysboro I (Walnut)
12.	Murphysboro II (Big Muddy)
13.	Rockford (Avon & Cedar)
14.	Rockford II (Mulberry)

2 The Utilities do not admit liability at any of these Sites.  Except as otherwise provided in this Final Allocation Agreement, the Utilities do not waive any rights or defenses, including rights to seek recovery of any costs that are recoverable through their respective environmental-cost-recovery riders, meaning ComEd’s Rider ECR and Nicor’s Rider 12.

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